Exhibit 10.16

AMENDMENT TO CERTAIN EQUITY AWARD AGREEMENTS
THIS AMENDMENT is made to those certain (i) Restricted Share Unit Agreements (the “RSU Agreements”) and (ii) Long-Term Performance Share Unit Award Agreements (the “PSU Agreements” and, collectively with the RSU Agreements, the “Agreements”) granted under the W. P. Carey 2009 Share Incentive Plan (the “Plan”) and identified on Exhibit A, by and between W. P. Carey Inc. (the “Company”) and Mark J. DeCesaris (the “Awardee”).

WHEREAS, the Awardee is currently employed by the Company and is scheduled to retire from the Company on February 28, 2018 (the “Retirement Date”);
WHEREAS, under the terms of the Agreements, the Awardee is not entitled to the vesting of any awards or extended post-termination performance periods upon his termination of employment with the Company on the Retirement Date;
WHEREAS, the Company desires to amend certain provisions of the Agreements to provide certain benefits to the Awardee, which amendments are materially consistent with the previously disclosed terms of the Plan and have been approved by the Company’s Compensation Committee pursuant to their authority under the Plan;
NOW, THEREFORE, in consideration of the mutual covenants, promises and obligations set forth herein, the Company and the Awardee agree to amend the Agreements effective immediately prior to, and contingent upon Awardee’s termination of employment upon, his retirement from the Company on the Retirement Date as follows:
1.RSU Agreements. Section 2 of each of the RSU Agreements is hereby amended to add the following sentence to the end thereof:
Notwithstanding the foregoing, the Grantee’s rights hereunder shall automatically become fully vested on the Retirement Date.
2.    PSU Agreements. Section 7(a) of each of the PSU Agreements is hereby amended to add the following sentence to the end thereof:
Pursuant to the foregoing, the Committee has determined, prior to the Retirement Date, that none of the unvested Performance Share Units (or Distribution Reinvestment Shares, Shares or Deferred Shares) shall be cancelled and forfeited upon the Retirement Date, which unvested units and shares shall continue to vest pursuant to the terms of this Agreement as if the Participant were still employed.
3.    Integration; Entire Agreement. This amendment is hereby integrated into the Agreements and there are no representations, conditions, promises, or agreements pertaining to the subjects of this amendment or other equity award agreements that are not set forth in writing herein. The Agreements, as amended by this amendment, together constitute all of the representations, conditions, promises, or agreements that have been made between the parties relating to the subject matter hereof and supersede all other prior agreements. Capitalized terms that are not otherwise defined herein have the same meaning as provided in the Agreements.

INTENDING TO BE LEGALLY BOUND, the Company and the Awardee have executed this amendment on the date(s) set forth below.

	W. P. CAREY INC.	MARK J. DECESARIS

By:	/s/ Susan C. Hyde	/s/ Mark J. DeCesaris
Name:	Susan C. Hyde
Title:	Managing Director and
Chief Administrative Officer

	January 30, 2018	January 29, 2018
	Date	Date